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Exhibit 99(a)(4)

VODAFONE GROUP PLC	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET			TELEPHONE 1-888-216-1321			MAIL
https://www.proxyvotenow.com/vod
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

/\ DETACH PROXY CARD HERE /\

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	/x/ Votes must be indicated in Black or Blue ink.
Please see reverse for resolution details
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
EGM RESOLUTION
1.	/ /	/ /	/ /	8.	/ /	/ /	/ /	17.	/ /	/ /	/ /
AGM RESOLUTIONS				9.	/ /	/ /	/ /	18.	/ /	/ /	/ /
1.	/ /	/ /	/ /	10.	/ /	/ /	/ /	19.	/ /	/ /	/ /
2.	/ /	/ /	/ /	11.	/ /	/ /	/ /	20.	/ /	/ /	/ /
3.	/ /	/ /	/ /	12.	/ /	/ /	/ /	21.	/ /	/ /	/ /
4.	/ /	/ /	/ /	13.	/ /	/ /	/ /	22.	/ /	/ /	/ /
5.	/ /	/ /	/ /	14.	/ /	/ /	/ /
6.	/ /	/ /	/ /	15.	/ /	/ /	/ /
7.	/ /	/ /	/ /	16.	/ /	/ /	/ /
							To change your address, please mark this box.				/ /
				SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

	Date Share Owner sign here	Co-Owner sign here

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY
SHARES ("ADS SHARES")
REPRESENTING ORDINARY SHARES OF
VODAFONE GROUP PLC

        The Bank of New York (the "Depositary") has received notice that the Extraordinary General Meeting and the Annual General Meeting (the "Meetings") of Vodafone Group Plc will be held at the Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE on July 25, 2006 at 10:45 a.m. and 11:00 a.m. (BST) respectively, for the purposes set forth in the Notices of the Extraordinary General Meeting and the Annual General Meeting.

This Proxy Card may be used by the registered holder of ADS Shares as shown on the attached card to attend, speak and vote at the Extraordinary General Meeting and the Annual General Meeting of Vodafone Group Plc. Only the registered holder of record at the close of business on June 13, 2006, will be entitled to utilize the attached Proxy Card.

If you wish the Depositary or its nominee to vote or execute a proxy to vote the Ordinary Shares represented by your ADS Shares for or against the resolutions to be proposed at the Meetings kindly execute and forward the attached Proxy Card to the Depositary. The enclosed postage paid envelope is provided for this purpose. You may include instructions to give a discretionary proxy to the Chairman of the Meetings.

If you wish to attend, speak and vote at the Meetings other than through the Depositary or its nominee, you or your validly appointed proxy may utilize the Proxy Card to gain entrance to the Meetings for such purposes.

The Bank of New York, Depositary
Dated: June 22, 2006

Please see reverse to lodge your vote

EGM RESOLUTION

1
To approve the Return of Capital by way of a B Share Scheme and Share Consolidation and the consequential amendment to the Articles of Association

AGM RESOLUTIONS

1
To receive the report of the directors and financial statements

2
To re-elect Sir John Bond as a director 2, 3

3
To re-elect Arun Sarin as a director 2

4
To re-elect Thomas Geitner as a director

5
To re-elect Dr Michael Boskin as a director 1, 3

6
To re-elect Lord Broers as a director 1, 2

7
To re-elect John Buchanan as a director 1

8
To re-elect Andrew Halford as a director

9
To re-elect Professor Jürgen Schrempp as a director 2, 3

10
To re-elect Luc Vandevelde as a director 3

11
To elect Philip Yea as a director 3

12
To elect Anne Lauvergeon as a director

13
To elect Anthony Watson as a director

To approve a final dividend of 3.87p per ordinary share

To approve the Remuneration Report

To re-appoint Deloitte & Touche LLP as auditors

17
To authorise the Audit Committee to determine the remuneration of the auditors

18
To adopt new Articles of Association †

19
To authorise donations under the Political Parties, Elections and Referendums Act 2000

20
To renew authority to allot shares under Article 16.2 of the Company's Articles of Association

21
To renew authority to disapply pre-emption rights under Article 16.3 of the Company's Articles of Association †

To authorise the Company's purchase of its own shares (section 166, Companies Act 1985) †

1
Member of the Audit Committee

2
Member of the Nominations and Governance Committee

3
Member of the Remuneration Committee

†
Special Resolution

VODAFONE GROUP PLC
The Bank of New York,101 Barclay Street,New York,NY 10286

The undersigned, a registered holder of American Depositary Shares ("ADS Shares") representing Ordinary Shares of Vodafone Group Plc on the books of the Depositary on the record date of June 13, 2006 hereby delivers this Proxy Card to the Depositary and requests and authorizes the Depositary or its nominee to vote or execute a proxy to vote the underlying Ordinary Shares represented by such ADS Shares, on the resolutions at the Extraordinary General Meeting and the Annual General Meeting of Vodafone Group Plc to be held in London on July 25, 2006 at 10:45 a.m. and 11:00 a.m. (BST) respectively, including any adjournment thereof (the "Meetings"), in accordance with the instructions set forth hereon.

In order to have the Depositary or its nominee vote the Ordinary Shares represented by such ADS Shares, this Proxy Card must be received by the Depositary before 3:00 p.m., July 18, 2006.

In order to attend the Meetings, the holder hereof must be a holder of the ADS Shares to which this Proxy Card relates as of 6:00 p.m. on July 21, 2006. If you wish to attend, speak and vote at the Meetings other than through the Depositary or its nominee, you or your validly appointed proxy may utilize the Proxy Card to gain entrance to the Meetings for such purposes.

These instructions, when properly signed, dated and timely returned to the Depositary, will be voted in the manner directed herein. If these instructions are properly signed and dated, but no direction is made, the underlying Ordinary Shares represented by such ADS Shares will not be voted at the Meetings.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this Proxy Card exactly as your name appears on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

To include any comments, please mark this box. / /	VODAFONE GROUP PLC P.O. BOX 11098 NEW YORK, N.Y. 10203-0098

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.

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  Exhibit 99(a)(4)
TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADS SHARES") REPRESENTING ORDINARY SHARES OF VODAFONE GROUP PLC
VODAFONE GROUP PLC The Bank of New York,101 Barclay Street,New York,NY 10286